Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
iOThree Maritime Technologies Limited	British Virgin Islands
iO3 Pte. Ltd.	Singapore

*	All subsidiaries are wholly owned, directly or indirectly, by iOThree Limited.